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                                                                    EXHIBIT 23.2



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


American Eagle Motorcycle Company, Inc.
Hollister, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 10, 2000, except for matter discussed in Note 16 for which the date is September 29, 2000, relating to the financial statements of American Eagle Motorcycle Company, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/BDO SEIDMAN, LLP

San Jose, California
October 30, 2000